UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

TESSCO Technologies Incorporated

(Exact name of the Company as specified in its charter)

Delaware	001-33938	52-0729657
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(the Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Executive Officer Transition

On September 1, 2016, TESSCO Technologies Incorporated (the “Company”) announced that the Board of Directors appointed Murray Wright as the Company’s President and Chief Executive Officer, as successor to Robert B. Barnhill, Jr., the Company’s founder, President and CEO since 1982 and Chairman of the Board since 1993.  Mr. Wright has also been appointed to serve as a director of the Company, effective as of September 1, 2016.

Prior to joining the Company, Mr. Wright, age 60, served from 2013 to 2015 as Chief Executive Officer and President of Zones, Inc., a global IT solutions provider.  From 2010 to 2013, he served as President, the Americas of Tech Data Corporation, a publicly traded, global distributor of IT products and services, and was Senior Vice President, U.S. Sales from 2006 to 2010.  Before joining Tech Data Corporation, Mr. Wright was President of Lenovo Canada Inc., General Manager of Ingram Micro Canada and General Manager of Sharp Electronics of Canada, Ltd., and began his career with Xerox Canada Inc.  Mr. Wright is well qualified to serve as a member of the Company’s Board of Directors based on his more than 25 years of experience in the IT industry, including senior executive positions with leading manufacturers and global IT solutions providers and distributors.

Pursuant to Mr. Barnhill’s employment agreement with the Company, Mr. Barnhill began a two-year “Transition Period” upon the hiring of Mr. Wright as President and CEO, during which Mr. Barnhill serves as Executive Chairman of the Company and as senior advisor to Mr. Wright and the Board of Directors, all subject to and as contemplated by the terms of his employment agreement.  Mr. Barnhill continues to serve on the Board of Directors.

Employment Agreement with Mr. Wright

In connection with Mr. Wright’s appointment, he entered into an Employment Agreement with the Company (the “Employment Agreement”) for a term beginning on September 1, 2016 and continuing until the last day of the Company’s fiscal year ending in 2020.  Under the Employment Agreement, Mr. Wright’s initial base salary is $550,000 and is subject to annual increases as determined by the Compensation Committee of the Board of Directors.  Mr. Wright is eligible for cash bonuses in accordance with the Company’s senior executive compensation plan and his annual target bonus will not be less than $550,000 (but for fiscal year 2017, payment of not less than 75% of the pro-rated portion of that amount, based on the partial fiscal year of employment).  Mr. Wright is also entitled to participate in the Company’s Performance Stock Unit (PSU) award program, or any future equity-based compensation program established as a replacement to the PSU award program.  In addition, the Company has agreed to reimburse Mr. Wright for certain costs and expenses incurred in connection with his relocation to Maryland.

Upon termination of Mr. Wright’s employment during the term, the Employment Agreement provides for payment to him of varying amounts in the nature of severance, depending upon the circumstances of the termination.  Mr. Wright has agreed to abide by certain non-competition covenants during the term of his employment and for a period of one year thereafter.  He has also agreed to certain non-solicitation covenants for a period of one year after termination of his employment.

The Employment Agreement also provides for the grant to Mr. Wright of a stock option to purchase 250,000 shares of the Company’s common stock, and the annual award of no less than 10,000 PSUs beginning with the current fiscal year, 2017.  The stock option and 2017 PSU awards were granted on September 1, 2016 under the Company’s Third Amended and Restated 1994 Stock and Incentive Plan.  The stock option has an exercise price of $12.59, the closing price of the Company’s common stock on August 31, 2016, vests and becomes exercisable with respect to 25% of the shares on September 1, 2017 and monthly thereafter over three years, and expires on September 1, 2022.  The option is subject to accelerated vesting upon a change in control and a termination of employment by Mr. Wright for good reason or by the Company or a successor without cause (as those terms are defined in the award agreement), occurring in connection with or following the change in control, or at the option of the Company in anticipation of a change in control and a termination of the option.  The PSUs granted to Mr. Wright have identical terms to those granted to the Company’s other executive officers for fiscal year 2017, and entitle him to earn up to 10,000 shares of the Company’s common stock if certain Company and individual performance targets are met for fiscal year 2017.  If earned, the shares will vest 25% on or about each of May 1 of 2017, 2018, 2019 and 2020, subject to acceleration upon the occurrence of a change in control, or the death or disability of Mr. Wright, or upon termination of Mr. Wright’s employment without cause or by Mr. Wright for good reason, as those terms are defined in the award agreement.

The foregoing discussion does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement and the form of Stock Option award agreement, which are incorporated herein by reference as Exhibits 10.1 and 10.2 hereto, respectively, and the form of PSU award agreement, a copy of which is attached as Exhibit 10.5.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2016 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 29, 2016, by and between the Company and Murray Wright.
10.2	Form of Stock Option to Murray Wright.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik
Chief Financial Officer and Senior Vice President

Dated: September 1, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 29, 2016, by and between the Company and Murray Wright.
10.2	Form of Stock Option to Murray Wright.